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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 29th day of September, 1998 is entered into by The Medicines Company, a Delaware corporation with its principal place of business at One Cambridge Center, Cambridge, Massachusetts 02142 (the "Company"), and John M. Nystrom residing at 425 Belknap Road, Framingham, MA 01701 (the "Employee").

     The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on October 1, 1998 (the "Commencement Date") and ending on September 30, 1999 (such period, as it may be renewed as provided in the following sentence, the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4. The Employment Period shall automatically be renewed for successive one (1) year periods unless either the Employee or the Company provide written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the then current term.

     2. TITLE; CAPACITY. The Employee shall serve as Vice President of Technical Operations. The Employee shall be based at the Company's headquarters in Cambridge, Massachusetts, unless otherwise agreed. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board of Directors ("the Board"), the Chief Executive Officer or the Chief Operating Officer. .

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The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and/or such other duties and responsibilities as the Board or the Chief Executive Officer or the Chief Operating Officer of the Company or their respective designees shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period provided, however, that the Employee may continue to serve as a director of Cangene, Inc., so long as such service does not materially interfere with the provision of service by the Employee to the Company and shall retain all fees, options and other consideration received in connection with such service as a director . The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

     3.   COMPENSATION AND BENEFITS.

          3.1 SALARY. The Company shall pay the Employee, in semi-monthly installments, an annual base salary of $165,000 for the one-year period commencing on the Commencement Date. Such salary shall be subject to adjustment thereafter as determined by the Board, but shall not be reduced below the amount set forth above without the Employee's consent.

          3.2 BONUS. The Employee shall be eligible to receive a bonus equal to up to thirty-five percent (35%) of his base salary upon the achievement of annual objectives to be approved by the CEO of the Company after discussion with the Employee. The Board shall review the Employee's performance and determine the amount of the bonus, if any, to be paid to the Employee.


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          3.3  FRINGE BENEFITS. The Employee shall be entitled to participate in all other bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee. The number of vacation days to which you are entitled in each year shall accrue at the rate of 1.67 days per month that you are employed during the year.

          3.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.

     4. EMPLOYMENT TERMINATION. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          4.1 EXPIRATION OF EMPLOYMENT PERIOD. Expiration of the Employment Period in accordance with Section 1.

          4.2 TERMINATION FOR CAUSE. At the election of the Company, immediately upon written notice by the Company to the Employee, for "cause" as determined by the Board. For purposes of this Section 4.2, "cause" for termination shall be deemed to exist only if any of the following shall have occurred:

(a) the Employee's conviction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved (other than unintentional motor vehicle felonies);

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(b) any act of theft, fraud, misappropriation of funds or embezzlement by the
Employee, in connection with his work with the Company, or any other act or acts of dishonesty on the part of the Employee resulting or intended to result directly or indirectly in personal gain or enrichment of the Employee at the expense of the Company;

(c) the Employee's failure to perform in all material respects the services required to be performed pursuant to Section 2 of this Agreement, provided that such failure continues uncorrected for a period of thirty (30) days after the Employee shall have received written notice from the Company stating with reasonably specificity the nature of such failure;

(d) any material breach of the Invention and Nondisclosure Agreement dated of even date herewith between the Employee and the Company (the "Nondisclosure Agreement") or the Non-Competition and Non-Solicitation Agreement dated of even date herewith between the Employee and Company (the "Non-Competition Agreement");

(e) the Employee's excessive use of alcohol and/or drugs which is judged by the CEO and the Board to materially interfere with the performance of his duties; or

(f) any misconduct by the Employee which in the reasonable judgment of the CEO and the Board would jeopardize the success of the Company.

     4.3 DEATH OR DISABILITY. Thirty (30) days after the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.


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          4.4  VOLUNTARY TERMINATION. At the election of either party, without cause, upon 90 days prior written notice. In the event the Company gives notice of termination pursuant to this Section 4.4, the Employee shall, during such 90 day period, be entitled to seek alternative employment without being deemed to be in violation of this Agreement, so long as he continues to provide to the Company reasonable transitional assistance.

          4.5 VOLUNTARY TERMINATION FOR "GOOD REASON." At the election of the Employee, immediatley upon notice to the Company, for "Good Reason," which shall be deemed to exist only if (i) the Company fails to comply in any material respect with the provisions of Section 3, other than an isolated, insubstantial and inadvertent failure which is remedied by the Company promptly after receipt of notice thereof given by the Employee; (ii) the principal place of the performance of the Employee's responsibilities is changed to a location outside of a 30 mile radius from the boundaries of Cambridge, Massachusetts; or (iii) there is a material diminution in the responsibilities or authority of the Employee from those set forth in Section 2.

     5.   EFFECT OF TERMINATION.

          5.1 TERMINATION FOR CAUSE OR AT ELECTION OF EMPLOYEE. In the event the Employee's employment is terminated for cause pursuant to Section 4.2, or at the election of the Employee pursuant to Section 4.4, the Company shall pay to the Employee all sums otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

          5.2 TERMINATION FOR DEATH OR DISABILITY. If the Employee's employment is terminated by death or because of disability pursuant to Section 4.3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, all sums which would otherwise be payable to the Employee under Section 3, including a


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pro rata portion of any bonus payable under Section 3.2, up to the end of the month in which the termination of his employment because of death or disability occurs.

          5.3 TERMINATION FOR GOOD REASON OR AT ELECTION OF COMPANY. In the event that Employee's employment is terminated by the Employee for "Good Reason" pursuant to Section 4.5, or at the election of the Company pursuant to Section 4.4, the Company shall pay all base salary and accrued bonus (if any) through the date of termination, and shall continue to pay to the Employee the salary set forth in Section 3.1, and shall continue to make available to the Employee the benefits set forth in Section 3.3, excluding vacation days and bonus sums under said Section 3.3 accrued during this period, until the later of (a) the first anniversary of the Commencement Date of this Agreement, or (b) three (3) months after the date of termination in the case of termination pursuant to
Section 4.4 and six (6) months in the case of termination pusuant to Section 4.5, but in no event later than such date as the Employee shall have commenced full-time employment with a new employer.

          5.4 SURVIVAL. The provisions of this Section 5 shall survive the termination of this Agreement.

     6. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6.

     7. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     8. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether

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written or oral, relating to the subject matter of this Agreement. Reference is made to the following separate agreements between the Employee and the Company dated of even date herewith which cover additional agreements between the parties: the Nonstatutory Stock Option Agreement,the Noncompetition Agreement and the Nondisclosure Agreement. The Employee hereby affirms and ratifies his obligations under each of such agreements.

     9. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

     10. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

     12.  MISCELLANEOUS.

          12.1 NO WAIVER. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          12.2 CAPTIONS. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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          12.3 ENFORCEABILITY. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                           THE MEDICINES COMPANY



                                            /s/ Clive A. Meanwell
                                        By:-----------------------------------



                                               President
                                        Title:--------------------------------



                                        /s/ John M. Nystrom
                                        --------------------------------------
                                        John M. Nystrom



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